Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 29, 2017 (except for the effects of the reverse stock split described in Note 2 and for the subsequent events noted in Note 12, as to which the date is January 23, 2018 with respect to the financial statements of Menlo Therapeutics Inc. for the years ended December 31, 2016 and 2015) appearing in the Registration Statement on Form S-1 (Reg. No. 333-223324), as amended, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
January 29, 2018